Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Announces Amendment to Credit Agreement

OVERLAND PARK, Kan. (Mar. 27, 2024) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced that it had completed an amendment to its existing credit agreement. The amendment provides financial covenant relief in the near term and greater flexibility over time across a broad range of operating scenarios.

“We appreciate the unanimous support of our bank group and their recognition of the need for temporary covenant relief given the combination of an exceptionally mild deicing season and trough-level plant nutrition earnings. Today’s amendment adjusts our financial covenants in a manner that we believe provides sufficient headroom both in the near term and along our path to deleveraging over the coming years,” said Lorin Crenshaw, chief financial officer. “It occurs amid a recalibrated strategic focus aimed at strengthening our balance sheet and driving higher returns on capital through significant fixed cost reductions and lower capital intensity.”

Additional details regarding the amendment are provided in the Form 8-K filed today.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, it is working to develop a next-generation, long-term fire-retardant business that offers more innovative and environmentally friendly products in the fight against wildfires. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Forward Looking Statements

This press release may contain forward-looking statements, including, without limitation, statements about the company’s future performance or financial condition, expected revenue, operating profit, adjusted EBITDA and the company's efforts to optimize production, enhance value and drive sustainable free cash flow and earnings. These statements are based on the company’s current expectations, estimates and projections and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, including any amendments, as well as the company’s other SEC filings. Opinions expressed are current opinions as of the date hereof. Investors are cautioned not to place undue reliance on such forward-looking statements and should rely on their own assessment of an investment. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law.

Media Contact	Investor Contact
Rick Axthelm	Brent Collins
Chief Public Affairs and Sustainability Officer	Vice President, Investor Relations
+1.913.344.9198	+1.913.344.9111
MediaRelations@compassminerals.com	InvestorRelations@compassminerals.com